EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements (No. 333-143483 and No. 333-147735) on Form S-3 and in the registration statements (No. 333-147734, No. 333-156341 and No. 333-156338) on Form S-8 of Smart Balance, Inc  and subsidiaries (the Company) of our report dated July 29, 2009, with respect to the consolidated statements of operations, changes in stockholders’ equity and cash flows of GFA Holdings, Inc for the period from January 1, 2007 to May 20, 2007 which report appears in the December 31, 2008 annual report on Form 10-K/A of Smart Balance, Inc.

/s/ Ehrhardt Keefe Steiner & Hottman PC

July 29, 2009
Denver, Colorado